Exhibit 10.29

MANAGEMENT AGREEMENT

This AGREEMENT is made as of the 7th day of June 2006 by and between All American Realty and Construction Corp., a Delaware corporation with an address c/o All American Plazas, Inc. P.O. Box 302 Bethel, Pa. 19507 (the “Manager”), and CCI Group, Inc., Utah corporation with an address at (the “Company”).

WITNESSETH:

WHEREAS, the Company through its wholly owned subsidiary, Beach Properties Barbuda Limited, owns and operates a luxury resort property known as The Beach House-Barbuda located on the island of Barbuda, West Indies (the “Business”); and

WHEREAS, the Company as of the date hereof has entered into an Agreement and Plan of Share Exchange (the “Share Exchange Agreement”) with All American Plazas, Inc.  providing for the exchange of certain shares of the common stock of CCIG’s shareholders for shares of the common stock of preferred stock of All American Plazas, Inc. Which shall be convertible on a one-for one basis for shares of common stock of Able Energy, Inc.pursuant to the terms and conditions set for in the Share Exchange Agreement; and

WHEREAS, pursuant to the terms of the Share Exchange Agreement All American Plazas, Inc. has agreed to operate the Business of the Company during the period from the date hereof until the date of Closing; and

WHEREAS, All American Plazas, Inc. has agreed to the Company’s appointment of the Manager to operate the Business of the Company; and

WHEREAS, the Company has requested the Manager, and the Manager has agreed, to provide management services to the Company in connection with the management and administration of all aspects of the Business of the Company; and

WHEREAS, the Manager shall perform its duties and responsibilities on a triple net basis, all upon the terms and conditions as set forth in this Management Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

Section 1. During the term hereof (as defined in Section 3 of this Agreement), the Manager shall operate all aspects of the facilities that comprise the property and Business owned by the Company commencing with the execution of this Agreement on a triple net basis. Accordingly, it is the intent of this Agreement that Manager shall operate the Business and pay all operating expenses, either from the operation thereof or any such self-financing that in its judgment is required to operate the Business during the term of this Agreement. Specifically, the Company hereby requests and the Manager agrees to perform all services and management activities on a day-to-day basis for the term hereof in order to operate the property and the Business including, but not be limited to, the following:

(i) negotiate and prepare, or cause to be negotiated and prepared, any and all agreements, documents and instruments with the suppliers, vendors, lenders, employees, including, without limitation, any amendments to existing purchase agreements, security documents, leases and other agreements and documents to which the Manager considers necessary for the operation of the Business;

(ii) keep all such books and records of things done and transactions performed with regard to the Business operation, including discussing matters with the Company's accountants, financial advisors, lawyers and other professionals. It being understood that all business decisions shall be made by the Manager who shall determine the services to be rendered by the Company’s accountant, lawyer or other professionals as well as all other third parties providing services or goods to the property and/or Business; and

(iii) such other services that the Manager, in its sole discretion, may deem necessary for the operation of the Business.

Section 2. During the term hereof, the Manager shall do all in its power to maintain and promote the existing Business of the Company; provided, however, that the parties recognize that the Manager conducts its own business and shall not be required to devote itself exclusively to the affairs of the Company but only to such an extent that in the sole judgment of the Manager is required to operate the Business. The Manager shall be free to act for and represent any other person, firm, corporation, company or other entity throughout the world without the consent of the Company whether or not the said person, firm, corporation, company or other entity is engaged in business in competition with the Company.

Section 3. The term of this Agreement shall commence on the date hereof and shall terminate upon the Closing of the Share Exchange Agreement between the Company and All American Plazas, Inc. entered into as the of the date hereof (the “Term”).

Section 4. In consideration for its services during the Term, Manager shall receive a fee equal to twenty-five percent (25%) of the Company’s Net Profit during the Term. In the event that the Company does not have any Net Profit during the Term, the Manager’s shall receive from the Company, One Hundred Thousand shares of the Company’s common stock in complete satisfaction of the Manager’s fee. The term Net Profit as used herein shall mean the Company’s gross revenues from operation of the Business less all expenses attributable to the Business other than the fee to the Manager.

Section 5. The Manager, after paying all operating expenses to manage and operate the Business and property, including but not limited to employees, third party vendors, bank loans, insurance, electrical, gas, oil, taxes to all governmental entities, supplies and maintenance of the facilities and all other costs and expenses shall retain any net revenue over and above said expenses. The Company or its representatives shall have full and complete access to the books and records of the Manager, at all reasonable business times, if the Company desires to review the business operation conducted by the Manager.

REPRESENTATIONS AND WARRANTIES

Section 6. The Company and its subsidiaries, each of them jointly and severally represent and warrant to Manager that:

A. the Company and its subsidiaries are duly and properly formed and organized, validly existing and in good standing under the laws of their states of organization or formation.

B. the Company has the power to enter into this Management Agreement, and to execute and deliver each of those other documents described within this Agreement.

C. the Company’s financial statements which have been delivered to the Manager are true and correct, in all material respects as of this date.

D. Except as set forth in the Company’s Exchange Act Reports filed with the Securities and Exchange Commission, the Company has not been made a party to or threatened by any suits, actions, claims, or investigations by any governmental body or legal, administrative or arbitration proceeding. To the best of its knowledge, the Company does not know of any basis or grounds for any other suit or proceeding, and there are no outstanding orders, judgments, writs, injunctions or decrees of any court, governmental agency, or arbitrational tribunal against or affecting any of them or their properties, assets and/or Business.

E. the Company has not been made a party to or bound by any contract or instrument which would be in breach as a result of this Management Agreement.

F. the Company is not in breach of, in default under or in violation of any applicable law, decree, order, rule or regulation which may materially and adversely affect any of them, or any indenture, contract, agreement, deed, lease, loan agreement, commitment, bond, note, deed of trust, restrictive covenant, license or any other instrument or obligation to which any of them is a party or by which any of them are bound, or to which any of their assets are subject. The Company is in full compliance with all environmental rules, regulations and other environmental laws and ordinances. The execution, delivery and performance of this Agreement will not constitute any such breach, default or violation, or require consent or approval of any court, governmental agency, or body, except as contemplated herein.

G. the Company shall maintain insurance satisfactory to Manager on the property and Business, evidence of which has been delivered to Manager with the proceeds thereof made payable to Manager and Company as their interest may appear; however Manager shall pay all premiums for said insurance during the Term of this Agreement as part of the operating expenses of the Business.

H. the Company will notify Manager of litigations involving amounts of$10,000.00 or more to which the Company is a party by personal delivery of a copy of the complaint, motion for judgment, or other such pleadings served on or by the Company.

I. the Company will not:

(i) make any material change in organization or management or manner in which its Business is conducted during the Term hereof without the written consent of the Manager.

(ii) become party to any merger or consolidation with any corporation, company or entity of any kind whatsoever, or sell substantially all of its assets, liquidate or dispose of its Business unless agreed to in writing prior to any such action by the Manager.

(iii) become the guarantor of obligations of any other person, firm, corporation or entity, except in connection with depositing checks and other instruments for the payment of money acquired in the normal course of their respective Business.

(iv) the Company or its shareholders will not transfer, sell, lease or in any other manner convey any equitable, beneficial or legal interest in any of the assets or stock by the Company set out herein to any person or entity.

(v) the Company will not permit to exist any mortgage interest, pledge, security interest, title retention device, or other encumbrance except for liens of taxes and assessments not delinquent or contested in good faith.

Section 7. If any of the Company’s representations and warranties are breached by the Company and remain in breach after a ten (10) day cure period from the date of notice by the Manager to the Company of said breach, then a default may be declared, at the option of the Manager, causing this Agreement to be terminated, whereupon the parties hereto, shall wind up this Agreement as set forth in Section 3 (ii) hereof. Further, the Company agrees to indemnify and hold the Manager harmless from any claims, suits, or threats thereof, arising out of, or allegedly caused by the Company’s breach of a representation or warranty and shall defend the Company against all such claims and suits including the payment of costs and expenses such as legal fees and other expert costs incurred in the defense of such claims(s) or suit(s).

Section 8. In all activities under this Agreement the Manager shall be an independent contractor. Nothing in this Agreement shall be deemed to make the Manager, any of its subsidiaries, or employees; the agent, employee, joint venture partner or employee of the Company.

Section 9. The Manager agrees to indemnify and hold the Company harmless from any claims, suits, or threats thereof, arising out of or allegedly caused by the operation of the Business by the Manager, and shall defend the Company against all such claims and suits including the payment of costs and expenses such as legal fees and other expert costs incurred in the defense of such claim(s) or suit(s).

Section 10. All notices, consents and other communications hereunder or necessary to exercise any rights granted hereunder, shall be sent by certified mail, return receipt requested at the above addresses.

Section 11. This Agreement embodies the entire agreement and understanding between the parties hereto relating to the management and operation to be provided by the Manager to the Company and may not be amended, waived or discharged except by an instrument in writing executed by the party against whom enforcement of such amendment, waiver or discharge is sought.

Section 12. The parties hereto irrevocably consent to the exclusive jurisdiction and venue of any state or federal court located in State of New York, over any action or proceeding arising out of or relating to this Agreement, or the breach thereof, and expressly waive any claim that any such action or proceeding has been brought in an inconvenient forum.

Section 13. This Agreement may be executed, delivered, and recorded in counterparts, each of which shall be deemed an original and both of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement, or caused this Agreement to be executed by their duly authorized representatives, as of the day and year first above written.

CCI Group, Inc.

By:

/s/Mark C. Casolo

Mark C. Casolo,

Chairman

All American Realty and Construction Corp.

By:

/s/Frank Nocito

Frank Nocito,

President